Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ranger Energy Services, Inc.
Houston, Texas

We have issued our reports dated March 5, 2026, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Ranger Energy Services, Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of Ranger Energy Services, Inc. on Form S-3 (File No. 333-293166), Forms S-8 (File No. 333-220018, File No. 333-231818, File No. 333-265359, and File No. 333-287748) and on Form S-1 (File No. 333-264037).

/s/ Grant Thornton LLP
Houston, Texas
March 5, 2026